EXHIBIT 10.10

February 26, 2008

Mr. David J. Horin
6 Legget Road
Bronxville, NY 10708

Dear Mr. Horin:

We are pleased to extend you (the “Employee”) an offer for the position of Vice President and Chief Financial Officer with Rodman & Renshaw Capital Group, Inc (the “Company”), reporting to Michael Lacovara, our Chief Executive Officer. In connection with your employment with the Company, you will become registered with the Financial Industry Regulatory Authority (“FINRA”) as soon as practical after the commencement of your employment, and will become an “associated person” (as such term is defined in the rules and regulations of FINRA) of the Company’s broker-dealer affiliate.

You will receive a salary at the annualized rate of $200,000, payable according to the Company’s prevailing payroll schedule. In addition, subject to the terms and conditions set forth herein, you will receive an annual bonus as determined by the Company in its sole discretion, payable in a combination of cash and restricted shares according to the Company’s prevailing compensation practices, based upon our assessment of your performance and contribution to the Company; For calendar years 2008 and 2009, provided that you remain continuously employed by the Company through the date that bonuses are actually paid for such periods, such bonuses shall not be less than $350,000 for each of 2008 and 2009. You will also be eligible and entitled to participate, on the same basis and at the same level as other senior employees of the Company, in any pension, profit-sharing, bonus and stock option plans or programs of the Company, if any, and in any group medical, dental, life and disability insurance plans or programs of the Company, if any. You will also be entitled to such other fringe benefits and conditions of employment, including without limitation, customary holidays and vacation, as appropriate for employees of comparable rank.

Further, between the commencement date of your employment and June 30, 2008, the Company shall pay to you a signing advance equal to $200,000, less FICA withholding and such other appropriate tax withholdings as you shall direct. This amount shall be paid at such times as you shall designate to correspond to the payment schedule that you agree to with your current employer for the repayment of your outstanding loan obligation. In the event that you terminate your employment with the Company on or prior to December 31, 2008, other than for “Good Reason” (as defined below), or your employment is terminated for “Cause,” (as defined below), you agree to promptly reimburse the Company for the full amount of such advance. If you remain in the continuous employ of the Company through December 31, 2008, the advance shall be fully earned and non-reimbursable.

1270 Avenue of the Americas, 16th Floor, New York, NY 10020 Tel: 212 356 0500 Fax: 212 581 5690
www.rodmanandrenshaw.com Member: FINRA, SIPC

Mr. David J. Horin
February 26, 2008

On the commencement date of your employment, you will be granted 100,000 shares of our Common Stock under our 2007 Stock and Incentive Plan (the “Plan”) pursuant to a restricted stock agreement in the form annexed hereto as Exhibit A. Further, on March 17, 2010, you will be granted an additional 100,000 shares of our Common Stock under the Plan (or a successor plan, if applicable), pursuant to a restricted stock agreement in substantially the form of Exhibit A, subject to your continued employment with the Company through such date.

If, on or before December 31, 2009, your employment is terminated in anticipation of or within twelve months following a “Change in Control” (as defined in the Plan) other than for “Cause,” or you resign for “Good Reason,” the Company shall pay you, in a lump sum with appropriate tax withholdings and other payroll deductions, (1) your base salary for the remaining portion of the year in which such termination of employment occurs, plus (2) your guaranteed bonus for the year in which such termination occurs. For purposes of this agreement, “Cause” shall mean: (1) your continuing willful failure to substantially perform the duties assigned to you for any reason other than total or partial incapacity due to physical or mental illness; (2) willful misconduct on your part in the performance of the duties assigned to you that causes material harm to the Company; (3) failure to maintain any license or registration required to be maintained by the rules and regulations of FINRA, the Securities and Exchange Commission, or any other federal or state regulatory agency having jurisdiction over your business conduct as an employee of the Company and/or any of its affiliates, if any; or (4) conviction of a felony or of a misdemeanor involving moral turpitude. For the purposes of this Agreement, “Good Reason” shall mean if following a Change in Control (1) the Company breaches this Agreement in any material respect; (2) you are assigned duties materially inconsistent with your position with the Company, or a material change occurs in your reporting responsibilities, or your title, position, duties or responsibilities are changed in a material manner; or (3) your primary place of employment is changed to other than the Company’s executive offices or such executive offices are moved to a location beyond a twenty-five (25) mile radius of 42nd Street and Park Avenue, Manhattan, New York City; provided, however, that with respect to items (1) or (2) above, you provide written notice of termination to the Company based upon the condition described within sixty (60) days after the initial existence of such condition and within thirty (30) days of such written notice of termination the Company has not cured such failure or breach.

Notwithstanding anything to the contrary contained herein, in the event that you resign from the Company or your employment is terminated by the Company for Cause, you (1) will be entitled to receive only the amount of your salary (with appropriate tax withholdings and other payroll deductions) through the last day that you actually work at the Company, (2) you shall not be entitled to receive any additional salary whatsoever, and (3) you shall not be entitled to receive any bonus whatsoever.

Your employment is and shall remain expressly conditioned upon your attaining and maintaining all appropriate licenses, and your continuing compliance with the securities compliance rules of the Company, the Constitution, bylaws, rules and regulations of FINRA, and the rules and regulations of the Securities and Exchange Commission, national and regional exchanges, clearing corporations, and all other federal and state regulatory agencies having jurisdiction over your business conduct, as may be in force from time to time.

Both during and after your employment with the Company, you shall keep secret and maintain in strictest confidence, and shall not use for the benefit of yourself or others except in connection with the business of the Company, all information or materials relating to the actual or prospective business of the Company or the Company’s affiliates (and all information or material received from others in the course of the Company’s actual or prospective business) which is obtained by you in the course of your employment with the Company and is not otherwise publicly

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Mr. David J. Horin
February 26, 2008

available (provided that you were not responsible, directly or indirectly, for such information entering the public domain without the Company’s consent). Within 48 hours of your resignation or termination, you shall surrender to the Company all documents, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information. If you resign or are terminated, then for 180 days following the date of your resignation or termination, you agree not to solicit, attempt to solicit, or encourage any employee to leave the employment of the Company or any of its affiliates.

You represent and warrant that you have the full right and authority to enter into this Agreement and fully perform your obligations hereunder, that you are not subject to any non-competition agreements, and that your past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. You further represent and warrant that you are not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with your obligation to use your best efforts to perform your duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on by you of the Company’s business as an officer and employee will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which you are currently a party or by which you are currently bound. You covenant and agree not to disclose any confidential or proprietary information of others to the Company or its employees.

The Company agrees that if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were an employee or officer of the Company, or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged to be action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, you shall, except as otherwise provided below, be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (in accordance with the certificate of incorporation, bylaws, and/or other governing documents of the Company), as the same exists or may hereafter be amended, against all Expenses (as defined below) incurred or suffered by you in connection therewith, and such indemnification shall continue even if you have ceased to be an officer, director or agent, or are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators. Notwithstanding the foregoing, the Company shall not be required to indemnify or hold you harmless with respect to Expenses in connection with any Proceeding which is the result of your willful misconduct or gross negligence. Expenses incurred by you in connection with any Proceeding shall be paid by the Company in advance, either to you or to a third party designated by you, upon your request and you shall promptly reimburse the Company for any such expenses advanced if it is determined that the Company was not required to indemnify you hereunder. For the purposes of this provision, “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition shall not be exclusive of any other right which you may have or hereafter may acquire under any statute, provision of the certificate of incorporation, by-laws, other governing documents of the Company, agreement, vote of stockholders, members or disinterested directors or otherwise.

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Mr. David J. Horin
February 26, 2008

This letter agreement shall be binding upon and inure to the benefit of the parties hereto, and in the case of the Company, its successors and assigns. This letter agreement contains all of the terms of your employment on which we have agreed, and cannot be changed except in a writing signed by both parties. Nothing in this letter agreement changes the fact that you are an at-will employee. This letter agreement supersedes all prior verbal and/or written communication between you and the Company with respect to the subject matter hereof.

Your start date will be March 17, 2008.

Sincerely,

Michael Lacovara
Chief Executive Officer

Accepted as of the date set forth above:

David J. Horin

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Exhibit A

RODMAN & RENSHAW CAPITAL GROUP, INC.

RESTRICTED STOCK GRANT AGREEMENT

March 17, 2008

Mr. David J. Horin
6 Legget Road
Bronxville, NY 10708

Dear Mr. Horin:

Pursuant to the letter agreement dated February 26, 2008 by and between you and Rodman & Renshaw Capital Group, Inc. (the “Company”), the Company hereby awards to you under its 2007 Stock and Incentive Plan (the “Plan”) 100,000 shares of its Common Stock, $0.001 par value per share (the “Shares”) pursuant to the terms and conditions of this Agreement. The Company represents that the Shares are fully paid and non-assessable. The Shares are subject to the vesting provisions set forth herein and certain other restrictions as provided for herein. Capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Plan.

You are entitled to all the rights and privileges of a holder of the Shares (including the right to receive and retain all cash dividends declared thereon). As used herein the term “Shares” shall mean and include, in addition to the above referenced number of shares, any new shares or other securities convertible into shares resulting from any merger or reorganization of The Company, or the recapitalization, reclassification or split of the Shares, or any stock dividend paid on the Shares.

By accepting the Shares you agree as follows:

1.	The Shares shall vest as follows on the following dates (each, a “Vesting Date”):

	(i)	one-third of the Shares shall vest on March 16, 2009;

	(ii)	one-third of the Shares shall vest on March 16, 2010; and

	(iii)	one-third of the Shares shall vest on March 16, 2011.

2. No Shares shall be sold, conveyed, transferred, pledged, encumbered or otherwise disposed of (any such disposition being herein called a “Transfer”) prior to the date on which such Shares shall have vested as provided in Section 1 above (the period beginning on the date hereof and ending on each respective Vesting Date, being hereinafter called the “Risk Period”), except that this Transfer restriction (the “Transfer Restriction”) shall lapse, and full vesting shall be accelerated with respect to all non-vested Shares that have not been previously transferred to the Company upon: (i) your death; (ii) your Disability; (iii) the termination of your employment by the Company other than for Cause, (iv) your termination of your employment for Good Reason; or (v) a Change of Control Event, as per Article X of the Plan. For the purposes of this Agreement, “Cause” shall mean: (a) your continuing willful failure to substantially perform the duties assigned to you for any reason other than total or partial incapacity due to physical or mental illness; (b) willful misconduct on your part in the performance of the duties assigned to you that causes material harm to the Company; (c) failure to maintain any license or registration required to be maintained by the rules and regulations of the Financial Industry Regulatory Authority, the Securities and Exchange Commission, or any other federal or state regulatory agency having jurisdiction over your business conduct as an employee of the Company and/or any of its affiliates, if any; or (d) conviction of a felony or of a misdemeanor involving moral turpitude. For the purposes of this Agreement, “Good Reason” shall mean (a) the Company breaches this Agreement in any material respect; (b) you are assigned duties materially inconsistent with your position with the Company, or a material change occurs in your reporting responsibilities, or your title, position, duties or responsibilities are changed in a material manner; or (c) your primary place of employment is changed to other than the Company’s executive offices or such executive offices are moved to a location beyond a twenty-five (25) mile radius of 42nd Street and Park Avenue, Manhattan, New York City; provided, however, that with respect to items (a) or (b) above, you provide written notice of termination to the Company based upon the condition described within sixty (60) days after the initial existence of such condition and within thirty (30) days of such written notice of termination the Company has not cured such failure or breach.

3. If at any time prior to March 16, 2011, your employment is terminated by the Company for Cause or you terminate your employment for any reason other than for Good Reason (each such event being herein called an “Event of Retransfer”) then, upon such Event of Retransfer the Escrowee shall transfer to the Company that number of the Shares as to which the Transfer Restriction shall still apply on the day following such termination. Immediately upon such Event of Retransfer, such Shares shall be deemed to have been transferred to the Company and you shall have no further rights or privileges as a holder of the Shares so transferred.

4. You represent and agree that you will only sell, transfer, pledge or hypothecate any of the Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or in a transaction wherein registration under the Securities Act of 1933 is not required.

5. All certificates for Shares shall be endorsed as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment purposes and must be held unless they are subsequently registered under the Securities Act of 1933, as amended, or, in the opinion of counsel for the Company, an exemption from registration under said Act is available.”

6. You will be required to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time the Shares become “substantially vested” (as defined in the regulations issued under Section 83 of the Internal Revenue Code), which would likely be when the restrictions on the Shares lapse. At such time you will be required to report the total value of the Shares as of the date the Shares become substantially vested as ordinary income. This could result in a significant income tax burden to you if the Shares greatly appreciate in value from the date of this Agreement through such time as the Shares become substantially vested. THE FOREGOING IS NOT INTENDED TO CONSTITUTE TAX ADVICE NOR IS IT NECESSARILY COMPREHENSIVE IN LIGHT OF YOUR PERSONAL TAX SITUATION. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR GENERALLY WITH RESPECT TO THE TAX IMPLICATIONS OF THIS AWARD.

Unless we approve other arrangements, you must deliver to us either a check or money order in the amount of the required withholding amount on each Vesting Date. In the event of a shortfall, we will withhold the remaining required withholding amount from any compensation which becomes due and payable to you.

7. In order to facilitate compliance with the transactions described herein, until the Shares vest, certificates representing the shares will be held in escrow by Morse, Zelnick, Rose & Lander, LLP (the “Escrowee”). If and when Shares vest they will be released to you, as soon as is reasonably practicable, subject to your payment of applicable withholding taxes. The Escrowee will hold the Shares pursuant to the terms and conditions of this Restricted Stock Grant Agreement, together with stock powers in the form annexed hereto duly endorsed by you, in blank, with your signature guaranteed thereon by a commercial bank, and shall dispose of them in accordance with all of the terms hereof. The deposit of the Shares into escrow shall not affect your rights as the record holder of the Shares. The Escrowee shall be under no duty except to receive the Shares and dispose of them in accordance with the terms hereof. The Company may redesignate an Escrowee at any time on notice to you.

8. This Agreement shall be binding upon and inure to the benefit of you and the Company and your and its respective successors and legal representatives.

Very truly yours,

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:
Thomas Pinou, Chief Financial Officer

Acceptance: I hereby accept the Shares and agree to all of the terms and conditions described herein. _______________________________________ David J. Horin

STOCK POWER

FOR VALUE RECEIVED, David J. Horin

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

hereby sell, assign and transfer unto

______________________ (_____) shares of common stock of Rodman & Renshaw Capital Group, Inc. standing in my name on the books of said corporation represented by Certificate No. ______ herewith, and do hereby irrevocably constitute and appoint __________________________________________________________ attorney to transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated: March    , 2008

David J. Horin

Signature Guarantee ____________________________